Exhibit 10.6

IX Acquisition Corp.

Arch 124, Salamanca Street

Salamanca Street, London SE1 7HX, United Kingdom

October 6, 2021

IX Acquisition Services LLC

850 Library Avenue

Newark, Delaware 19711

Re: Administrative Services Agreement

Ladies and Gentlemen:

This letter agreement (this “Agreement”) by and between IX Acquisition Corp. (the “Company”) and IX Acquisition Services LLC (the “IX Services”), dated as of the date hereof, will confirm our agreement that, commencing on the date the securities of the Company are first listed on The Nasdaq Global Market (the “Listing Date”), pursuant to a Registration Statement on Form S-1 and prospectus filed with the U.S. Securities and Exchange Commission (the “Registration Statement”) and continuing until the earlier of the consummation by the Company of an initial business combination or the Company’s liquidation (in each case as described in the Registration Statement) (such earlier date hereinafter referred to as the “Termination Date”):

1.            IX Services shall make available, or cause to be made available, to the Company, at Arch 124, Salamanca Street, London SE1 7HX, United Kingdom (or any successor location), office space, secretarial and administrative services and consulting services as may be reasonably required by the Company. In exchange therefor, the Company shall pay IX Services $10,000 per month beginning on the Listing Date and continuing monthly thereafter until the Termination Date; and

2.            IX Services hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind as a result of, or arising out of, this Agreement (each, a “Claim”) in or to, and any and all right to seek payment of any amounts due to it out of, the trust account established for the benefit of the public stockholders of the Company and into which substantially all of the proceeds of the Company’s initial public offering will be deposited (the “Trust Account”), and hereby irrevocably waives any Claim it may have in the future as a result of, or arising out of, this Agreement, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

This Agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by the parties hereto.

No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

This Agreement constitutes the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York.

Very truly yours,

IX ACQUISITION CORP.

By:	/s/ Noah Aptekar
Name: Noah Aptekar
Title: Chief Financial Officer and Chief Operations Officer

AGREED AND ACCEPTED BY:

IX Acquisition Services LLC

By: IX Acquisition Manager LLC, its sole member

By:	/s/ Noah Aptekar
Name: Noah Aptekar
Title: Manager

[Signature Page to Administrative Services Agreement]